UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of July 2006 issued on August 01, 2006 appears below.

August 1, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Board Approves Second Quarter Dividend of 5.75%

I am pleased to report that our Board of Directors has approved a dividend for the second quarter of 2006 at the rate of 5.75% (annualized). The dividend was credited to member financial institutions on July 31, 2006. The Federal Home Loan Bank of New York’s (FHLBNY’s) dividend rate for the first quarter, paid in April of 2006, was 5.25%. The dollar amount distributed for the second quarter dividend will be approximately $54 million. On June 30, year-to-date net income was $138.1 million compared to $112.8 million for the same period in 2005, a 22.5% increase.

This second quarter dividend of 5.75% represents a fair return on our members’ investment in the FHLBNY and reflects our low-risk profile and conservative investment strategy. It represents a payout of 72% of net income for the quarter. Retained earnings after the dividend payment will be approximately $282 million. The current dividend is the highest annualized rate since the second quarter of 2001.

Additional financial and other disclosures about the FHLBNY may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

In June, advances averaged $65.4 billion, up $0.2 billion from May. Month-end advances totaled $67.6 billion. Significant growth in the short-term sector continued with Short-Term Fixed-Rate Advances up by $2.7 billion at month end. Convertible Advances increased by $0.9 billion, while Floating-Rate and Repo Advances declined by $0.7 and $0.2 billion, respectively. As a member-focused cooperative, we look forward to continuing to be able to provide our member community lenders with low-cost liquidity while also providing a fair dividend.

In July, the FHLBNY committed $250 million in disaster relief funds through its Community Lending Programs ("CLP") in response to recent floods affecting four counties in New Jersey (Hunterdon, Mercer, Sussex, and Warren) and twelve counties in New York (Broome, Chenango, Delaware, Herkimer, Montgomery, Oneida, Orange, Otsego, Schoharie, Sullivan, Tioga, and Ulster). This action enables member lenders who need funding for restoration in FEMA-designated disaster areas the ability to obtain the lowest price FHLBNY advances available. CLP funds can be used for housing, small business, and economic development lending. For more information about the CLP disaster recovery commitment, please contact Joe Gallo, Vice President, Community Investment, at (212) 441-6851 or Adam Goldstein, Vice President, Sales and Marketing, at (212) 441-6703.

In Washington

Geoffrey S. Bacino Appointed to the Federal Housing Finance Board

On June 15, President Bush nominated, and, on July 26, the U.S. Senate confirmed, Geoffrey S. Bacino from Illinois to serve on the Board of the Federal Housing Finance Board for a seven-year term expiring on February 27, 2013. Mr. Bacino succeeds Director Franz Leichter of New York, whose term expired in February of this year.

Immediately prior to this appointment, Mr. Bacino served as Senior Vice President for Legislative and Regulatory Affairs at CENTRIX Financial. Mr. Bacino was also Principal of the Bacino Group. Earlier in his career, he was President of Bacino Associates. Mr. Bacino was also appointed to the National Credit Union Administration Board by President Clinton and served during 2000 and 2001.

As previously reported, the July meeting was Director Sanford Belden's (Community Bank, DeWitt, NY) last meeting as a Director of the FHLBNY. I would again like to express my appreciation to Sandy for his dedication and many contributions to the Bank during his service on the Board.

In closing, I would like to thank you, our members, for using our products and services to help you meet the credit needs of your communities. Through your lending efforts, you give families and individuals the opportunity to achieve their dreams of homeownership, and you help create safer, stronger, and more prosperous communities.

Sincerely,

Alfred A. DelliBovi
President

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

August 1, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A